Exhibit 10.9.3
SPLIT-DOLLAR TERMINATION AGREEMENT
THIS TERMINATION AGREEMENT is made and entered into this 9th day of November, 2009, by and among Martha Stewart Living Omnimedia, Inc., a Delaware corporation, having an address of 601 West 26th Street, New York, New York 10001 (“Corporation”), Martha Stewart, an individual residing in the state of New York (“Employee”), and The Martha Stewart Family Limited Partnership, a Connecticut limited partnership (“Owner”).
WITNESSETH THAT:
WHEREAS, the parties entered into an agreement dated February 28th, 2001, as amended by amendment number one dated January 28, 2002 (the “Agreement”) with respect to the purchase of an aggregate of $27 million of split dollar life insurance;
WHEREAS, pursuant to the Agreement, the Corporation agreed to make annual payments of up to $1,174,069 representing premiums due on two life insurance policies to be owned by Owner;
WHEREAS, the Corporation’s payments were intended as an additional employment benefit for Employee;
WHEREAS, the parties provided in the Agreement for the Corporation to receive repayment of its premiums out of the cash surrender value of the policies or the death benefit payable thereunder;
WHEREAS, on January 1, 2003 the parties further amended the Agreement to suspend the Corporation’s obligation to pay future premiums on the Policies; and
WHEREAS, the parties desire to terminate the Agreement, as heretofore amended, prior to its stated termination date of January 27, 2017 pursuant to the terms of this Termination Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained in this Termination Agreement, the parties agree as follows:
1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.
2. The parties agree that the Agreement, as amended, is hereby terminated effective as of the date hereof; the provisions thereof will be of no further force and effect; and no party shall have any further obligation to the other thereunder, except as otherwise specifically set forth in this Termination Agreement.

3. Effective immediately, the parties agree to take all actions necessary to cause the Insurers to pay to the Corporation the cash surrender value of the Policies at the time of termination (the “Cash Surrender Value”).
4. Owner shall provide the Corporation with confirmation, together with back up acceptable to Corporation, of the amount of premiums actually paid out of pocket by Owner or Employee, as the case may be (the “Premium Amount”).
5. Promptly after actual receipt by the Corporation of both the Cash Surrender Value, and backup substantiating the payment of the Premium Amount, the Corporation shall remit to Owner or Employee, the Premium Amount together with an additional amount to compensate Owner or Employee, for Federal, State and local income taxes, if any, to be paid on such payment.
6. Amendment and Waiver. This Termination Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns. No waiver of any right under this Termination Agreement will be effective unless it is in writing and signed by the party waiving such right.
7. Binding Effect. This Termination Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and the Employee, the Owner, and their respective successors, assigns, heirs, executors, administrators and beneficiaries.
8. Governing Law. This Termination Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of New York.
The parties have executed this Termination Agreement as of the day and year first above written.

MARTHA STEWART LIVING OMNIMEDIA, INC.
By:	/s/ Charles Koppelman
	Title:	Executive Chairman and Principal Executive Officer

/s/ Martha Stewart
Name:	Martha Stewart

MARTHA STEWART FAMILY LIMITED PARTNERSHIP
By:	/s/ Martha Stewart
Martha Stewart, General Partner